Exhibit 10.3

INDEPENDENT CONTRACTOR AGREEMENT

This INDEPENDENT CONTRACTOR AGREEMENT ("Agreement") is entered into as of February 1, 2005, between Synthetech, Inc., an Oregon  corporation ("Company"), and David R. Clarke ("Contractor").

1.	Services of Contractor

1.1      Description of Services. Contractor shall provide, as an independent contractor, consulting services related to strategic planning for the Company for a minimum of 40 hours per week. Contractor shall personally perform all services. Contractor shall not delegate or subcontract any services to be performed for Company pursuant to this Agreement.

1.2      Term. The term of this Agreement shall begin on the date set forth above and, unless terminated earlier, shall end on May 31, 2005. Either party may terminate this Agreement at any time by giving ten days' prior written notice to the other party. This Agreement may be extended only by written agreement of the parties.

1.3      Compensation. [(a)] Company shall pay to Contractor cash compensation in the amount of $13,000 per month, including temporary living expenses. Company shall pay Contractor for completed services at the end of each month.

(b)

At the first meeting of the Compensation Committee of Company's Board of Directors after the date hereof, Company will grant to Contractor stock options (the "Options") to purchase 30,000 shares of Company common stock under Company's stock option plan. The per share exercise price of the Options will be equal to the closing price per share of Company's common stock on the grant date. The Options will be evidenced by a stock option agreement provided by Company.

1.4      Expenses. Company shall reimburse Contractor for reasonable and documented expenses incurred by Contractor in connection with providing the services.

1.5      Progress Reports. Upon Company's request, Contractor shall provide Company with  progress reports and a copy of any work product in its then current condition.

1.6      Nonexclusivity. Contractor may perform services for persons other than Company provided that Contractor shall not undertake to perform services for third

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parties if those services would impair timely performance of Contractor's obligations to Company.

1.7      No Authority. Contractor acknowledges that Contractor has no authority to take any action on behalf of Company, and Contractor agrees that he shall take no action on behalf of Company. Without limiting the foregoing, Contractor shall not (a) accept any payment on behalf of Company, (b) accept any order on behalf of Company, or (c) represent to any person that Contractor has any authority to take any action on behalf of Company.

2.	Independent Contractor

The parties intend to be independent contractors. Neither party shall be deemed an agent or partner of the other party. Contractor acknowledges and agrees that (a) Contractor is not an employee of Company, (b) Contractor has no right to receive employee benefits from Company, and (c) Contractor is solely responsible for all self-employment taxes, withholding taxes, and other taxes applicable to the performance of services by Contractor and the receipt of compensation by Contractor pursuant to this Agreement.

3.	Confidential Information

3.1      Confidentiality. All information disclosed by Company to Contractor or otherwise learned by Contractor in connection with the performance of services by Contractor for Company ("Confidential Information") shall be treated by Contractor as confidential information of Company. Contractor shall keep all Confidential Information in confidence and shall not disclose any Confidential Information to any third party. Contractor shall not use any Confidential Information for any purpose other than to perform services for Company pursuant to this Agreement. Such obligations do not apply to information which is now or hereafter becomes generally known, or is hereafter furnished to Contractor by a third party without restriction on disclosure.

3.2      Return. Within five days following the earlier of (a) the request of Company or (b) the termination of this Agreement, Contractor shall return to Company all Confidential Information and all related documents and materials.

3.3      Other Nondisclosure Obligations. This Agreement does not diminish, revoke or supersede any existing Nondisclosure Agreement or similar agreement between the parties. The obligations of the parties set forth in this Section 3 of this Agreement are in addition to the obligations of the parties set forth in any existing Nondisclosure Agreement or otherwise arising under applicable law.

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4.	Rights in Works and Intellectual Property

4.1      Assignment. Contractor hereby assigns to Company all right, title and interest in and to (i) any and all reports, summaries, documentation, manuals, illustrations, graphics and other works of authorship, ideas, inventions, processes, designs, trademarks, technology, information, and materials created, written or developed by Contractor in the course of performing services for Company, either before or after the date of this Agreement (collectively referred to herein as "Works"); and (ii) all intellectual property rights associated with such Works, including, without limitation, patents, patent rights, copyrights, trademark rights, trade secret rights, trade dress rights, and all rights to use, execute, reproduce, display, perform, distribute copies of, modify and prepare derivative works based on copyrightable Works. The "Works" assigned to Company include (a) all work-in-progress, intermediate versions and partial versions of any of the Works described above, (b) all notes, outlines, flow charts and other interim works, and (c) all derivative works based upon any Works. All copyrightable Works created by Contractor in connection with the performance of services for Company shall be deemed to be, or shall be treated as, works for hire for purposes of vesting in Company all copyrights in such Works. Contractor shall treat all information pertaining to the Works as Confidential Information of Company pursuant to Section 3 of this Agreement.

4.2      License. To the extent that the Works contain any material developed by Contractor prior to the performance of services for Company, Contractor hereby grants to Company a perpetual, royalty-free, worldwide license to (a) use, execute, reproduce, display, perform, distribute copies of, modify and prepare derivative works based on such material and (b) make, use and sell products and services under such rights.

5.	General Provisions

5.1      Notices. Notices under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by facsimile, or other telecommunication device capable of transmitting or creating a written record; or personally. Mailed notices shall be deemed delivered three (3) days after mailing, properly addressed. Couriered notices shall be deemed delivered on the date that the courier represents that delivery will occur. Telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the following addresses:

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Contractor:	David R. Clarke
__________________________
__________________________
Facsimile: __________________
Company:	Synthetech, Inc.
1290 Industrial Way P.O. Box 646 Albany, Oregon 97321
Facsimile: 541-812-6036

5.2      Assignment. Contractor shall not assign or otherwise transfer any of its rights or obligations under this Agreement to any person.

5.3      Successors. This Agreement shall inure to the benefit of the successors and assigns of Company.

5.4      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

5.5      Injunctive Relief. Contractor acknowledges that Company may not have an adequate remedy at law in the event of any breach or threatened breach by Contractor of this Agreement pertaining to Company's Confidential Information and intellectual property, and that Company or its customers or suppliers may suffer irreparable injury as a result. In the event of any such breach or threatened breach, Contractor hereby consents to the granting of injunctive relief without the posting by Company of any bond or other security.

5.6      Attorneys' Fees and Court Costs. If any suit or action arising out of or related to this Agreement is brought by any party, the prevailing party shall be entitled to recover the costs and fees (including, without limitation, reasonable attorneys' fees, the fees and costs of experts and consultants, copying, courier and telecommunication costs, and deposition costs and all other costs of discovery) incurred by such party in such suit or action, including, without limitation, any post-trial or appellate proceeding.

5.7      Headings. The section headings in this Agreement are included for convenience only; they do not give full notice of the terms of any portion of this Agreement and are not relevant to the interpretation of any provision of this Agreement.

5.8      Survival. The provisions of Sections 3, 4 and 5 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SYNTHETECH, INC.

By: /s/ M. Sreenivasan

Title: President

/s/ David R. Clarke

David R. Clarke

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